Exhibit 15.2

Exhibit 15.2

Corporate governance

Harmony integrated annual report 2012

The board of directors is responsible for establishing management structures and processes based on good corporate governance principles and ethical values, ensuring the company’s business is sustainable in terms of our economic, financial, environmental and social performance.

Harmony is committed to achieving high standards of business integrity and endorses the ethical values of responsibility, accountability, fairness and transparency across all its activities. The board advocates effective, responsible leadership and aims to lead by example. Governance structures and processes are regularly reviewed and adapted to accommodate internal developments and reflect national and international best practice to the extent considered in the best interests of the company. During FY12, we completed a comprehensive review of our compliance with the King Report on Governance for South Africa 2009 and the King Code of Governance Principles 2009 (collectively King III), as amended. Aspects of King III requiring enhanced application are dealt with in the audit and risk committee report on pages 190 to 192.

Harmony is committed to continuous application of the new Companies Act 71 of 2008 (the Act) which came into effect on 1 May 2011 and, as a listed public company with a primary listing on the JSE Limited (JSE), abides by the provisions of the JSE Listings Requirements. Harmony is also listed on the New York Stock Exchange (NYSE) in the form of American Depositary Receipts (ADRs) and as International Depository Receipts on the Berlin and Brussels Exchanges. It is therefore further regulated by the US Securities and Exchange Commission.

Board of directors

In line with the recommendations of King III, Harmony is governed by a unitary board which, at 30 June 2012, comprised 13 members, eight of whom were independent non-executive directors, two non-independent non-executive directors and three executive directors.

Given that Harmony is a South African company, we promote transformation at the highest levels. Two non-executive directors are women, and eight directors are drawn from groups considered to be historically disadvantaged South Africans (HDSAs).

Full details of the board are set out on pages 168 to 171 of the integrated report.

Board purpose and function

The board is guided in its actions by a charter that is reviewed annually. All board and committee charters (setting out the duties and responsibilities of the board, board committees, chairman, chief executive officer and management) are available for information on the company’s website www.harmony.co.za. The board and its committees have adopted work plans to ensure all responsibilities are appropriately addressed throughout the year. The committees’ work plans are annually approved by the board. The committees report to the board quarterly.

Executive directors

Executive directors have standard employment contracts which include a notice period of at least three months. The executive directors have waived their rights to directors’ fees.

Executive directors participate in Harmony’s share schemes and also benefit from pension contributions. Their employment contracts do not make provision for predetermined compensation on termination. The number of share options held by executive directors during the financial year is detailed in the Remuneration Report on pages 182 to 183.

Non-executive directors

No non-executive director has a service contract with Harmony. Non-executive directors are entitled to fees as approved at Harmony’s annual general meeting (AGM) and to reimbursement for out-of-pocket expenses incurred on the company’s behalf. Details of directors’ fees paid in the period under review appear in the Remuneration Report on page 181.

Independent non-executive directors

On recommendation from the nominations committee, the board, at its meeting in May 2012, evaluated and confirmed the classification of non-executive directors as independent in terms of King III.

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MINERAL RESOURCES AND RESERVES

EXPLORATION

GEOLOGY

OPERATIONAL REVIEW

ANNUAL REVIEWS

HARMONY IN BRIEF

Corporate governance continued

Harmony integrated annual report 2012

Subsequent to year-end, the board is structured as follows:

Audit and risk committee

John Wetton (Chairman)

Fikile De Buck

Modise Motloba

Simo Lushaba

Investment committee

MAIN BOARD OF DIRECTORS

Simo Lushaba (Chairman)

Chairman

Ken Dicks

Patrice Motsepe

Cathie Markus

Deputy chairman

John Wetton

Modise Motloba

André Wilkens

Lead Independent non-executive director

Nomination committee

Fikile De Buck

Fikile De Buck (Chairman)

Independent non-executive directors

Joaquim Chissano

Joaquim Chissano

Modise Motloba

Ken Dicks

Mavuso Msimang

Simo Lushaba

Patrice Motsepe

Cathie Markus

Remuneration committee

Mavuso Msimang

Cathie Markus (Chairman)

John Wetton

Fikile De Buck

Non-executive director

Simo Lushaba

André Wilkens

John Wetton

Executive directors

André Wilkens

Graham Briggs (CEO)

Social and ethics committee

Frank Abbott (Financial director)

Modise Motloba (Chairman)

Mashego Mashego

Joaquim Chissano

Fikile De Buck

Cathie Markus

Mavuso Msimang

John Wetton

Technical committee

André Wilkens (Chairman)

Ken Dicks

Cathie Markus

Chairman and chief executive officer

The chairman of the board is not considered independent. The board is, however, of the view that the value added by Patrice Motsepe as chairman is significant. Following the board’s annual self-assessment, Patrice Motsepe was re-elected as chairman in August 2012 for a period of one year as recommended by King III. His appointment is based on his ability to add significant value to the board and his outstanding performance against what is expected of his role and function. As part of the succession plan for the position of chairman, Modise Motloba was appointed deputy chairman on 13 August 2012.

Fikile De Buck was reappointed lead independent non-executive director in August 2012, given the fact that the chairman is not independent. This appointment is in line with the requirements of King III to assist the board in managing any actual or perceived conflicts of interest.

The roles of chairman and chief executive officer (CEO) are separate and distinct as required by King III. The board established a delegation of authority framework (reviewed annually). The role, functions and performance criteria of the CEO have recently been reviewed and agreed when Mr Briggs’ employment contract was extended for a further

Harmony integrated annual report 2012

four years. The board will evaluate the performance of the CEO in relation to those agreed parameters. The board ensures that a succession plan for the CEO and other members of the executive team is in place. On recommendation from the nomination committee, these plans are reviewed annually.

Board appointments and resignations

In making new appointments to the board, Harmony considers skills, experience, gender and demographic composition and believes it has an acceptable balance of members. The company is satisfied that non-executive and independent directors are of sufficient calibre, experience and number for their views to carry significant weight in the board’s decisions. While the nomination committee makes recommendations on appointments to the board, consideration of these appointments is undertaken by the board as a whole in accordance with its charter.

During FY12:

John Wetton was appointed as director on 1 July 2011

Cedric Savage retired by rotation on 30 November 2011

Frank Abbott was appointed as an executive director with effect from 8 November 2011 and as financial director from

7 February 2012. Hannes Meyer resigned as director on 14 March 2012

David Noko resigned as director on 19 June 2012.

After year-end:

Modise Motloba was appointed deputy chairman on 13 August 2012.

Board induction and training

The board induction programme is managed by the company secretary. On appointment and as part of the company’s board induction programme, new directors are provided with comprehensive company information and governance packs. New directors are invited to meet with management at the company’s head office for a tour of the business and informal introductory meetings with various management teams.

A formal training needs analysis is conducted annually and supplemented with ad hoc training needs identification throughout the year. The company secretary provides board members with regular updates on recent regulatory and industry developments that enable them to stay abreast of such developments. Board members are also invited to attend site visits at our operations and at our social development projects throughout the year.

Access to management and operations, and independent advice

Each director has unrestricted access to the advice and services of senior management. All non-executive directors are able to visit Harmony’s operations at any time and attend management meetings at their discretion. Board members have unrestricted access to company and subsidiary information, records, documents and property. If required by a board member, independent professional advice may be obtained at the company’s expense.

Rotation of directors

In terms of King III, the company’s current memorandum of incorporation and proposed memorandum of incorporation (see the AGM notice), not less than one-third of the non-executive directors of the board must retire from office at the next AGM. The non-executive directors to retire in every year will be those who have been longest in office since their last election. In addition, directors appointed after the previous AGM are also expected to stand down for election by shareholders at the AGM following their respective appointments.

Accordingly, the directors retire by rotation in accordance with the schedule below:

2009	2010	2011	2012
Fikile De Buck	Patrice Motsepe	Mavuso Msimang	Fikile De Buck
Simo Lushaba	Joaquim Chissano	John Wetton	Simo Lushaba
Modise Motloba	Cathie Markus	Graham Briggs	Modise Motloba
	André Wilkens	Frank Abbott	Patrice Motsepe
	Mashego Mashego	Ken Dicks

Short resumés of all directors to retire by rotation and are eligible for re-election at the 2012 AGM appear on pages 26 to 27 of this report.

FINANCIALS AND ADMINISTRATION

GOVERNANCE

MINERAL RESOURCES AND RESERVES

EXPLORATION

GEOLOGY

OPERATIONAL REVIEW

ANNUAL REVIEWS

HARMONY IN BRIEF

Corporate governance continued

Harmony integrated annual report 2012

Board self-assessment

In terms of its charter, the board is required to conduct an annual self-assessment of the performance of the board as a whole, board committees, individual directors and the chairman. As part of the board’s philosophy of sound governance, the audit firm KPMG was again appointed to assist with the annual board self-assessment. A full report based on the findings of this evaluation was considered by the board. Suggested areas identified that require further improvement are:

Ongoing training

Board reports to include more detail on stakeholder management and human resource intervention

A detailed information pack to be distributed in advance of strategy sessions.

Board committees

To assist the board in discharging its duties, certain responsibilities have been delegated to board committees. At 30 June 2012, these board committees comprised:

Audit and risk committee

Investment committee

Nomination committee

Remuneration committee

Social and ethics committee (this replaced the sustainable development committee in August 2011 to comply with the Act)

Technical committee

During the review period, the majority of members of all board committees were independent non-executive directors. All board committees were chaired by an independent non-executive director, except for the technical committee chaired by André Wilkens (a non-independent non-executive director). The board is confident that André’s leadership as chairman of the technical committee is in the best interest of the company, based on his extensive knowledge of the specific areas of responsibilities of that committee.

The creation of committees does not reduce the board’s overall responsibility and the chairmen of all committees report and make recommendations to the board at each board meeting. Minutes of all committee meetings are included in meeting packs provided to each board member prior to board meetings for information purposes.

Audit and risk committee

In line with the requirements of section 94 of the Act and King III, the board established the audit and risk committee as a statutory committee of the board. In line with King III requirements the audit and risk committee has provided a separate report on page 190.

Investment committee

The primary purpose of the investment committee is to consider projects, acquisitions and disposal of assets in line with the company’s overall strategy. This includes performing other investment-related functions that may be designated by the board from time to time. This committee’s responsibilities include ensuring due diligence procedures are followed when acquiring or disposing of assets.

At 30 June 2012, the members of this committee were:

Simo Lushaba (chairman) – member since 26 January 2004 and appointed chairman on 5 August 2005

Ken Dicks – member since 13 February 2008

André Wilkens – member since 7 August 2007

Cathie Markus – member since 29 October 2007

John Wetton – member since 12 August 2011

Nomination committee

The primary purpose of the nomination committee is to ensure that procedures governing appointments to the board are formal and transparent, by making recommendations to the board on all new board appointments and reviewing succession planning for directors and other members of the executive team. In line with King III, the chairman of the board is a member of the committee.

At 30 June 2012, the members of this committee were:

Fikile De Buck (chairman) – member and chairman since 13 August 2010

Patrice Motsepe – member since 24 October 2003

Joaquim Chissano – member since 3 May 2006

Modise Motloba – member since 29 October 2010

Mavuso Msimang – member since 7 May 2012

Remuneration committee

The primary purpose of the remuneration committee is to ensure the company’s directors and executive managers are fairly rewarded for their individual contributions to Harmony’s performance. Please refer to page 176 of the report for details.

Social and ethics committee

This committee assists the board in ensuring the group remains a committed, socially responsible corporate citizen. The primary purpose of the committee is to oversee the company’s activities in sustainable social and economic development which, inter alia, include public safety (a report on public safety will be presented to the social and ethics committee annually. Public safety involves prevention of and protection from events that could endanger the general public), HIV/Aids, environmental management, corporate social investment, consumer relationships, labour and employment, the promotion of equality and ethics management.

Harmony integrated annual report 2012

At 30 June 2012, the members of this committee were:

- Modise Motloba (chairman) – member and chairman since 5 August 2005
- Joaquim Chissano – member since 3 May 2006
- Fikile De Buck – member since 3 May 2006
- Cathie Markus – member since 29 October 2010
- Mavuso Msimang – member since 3 May 2011
- John Wetton – member since 12 August 2011

A report by the chairman of the social and ethics committee can be found in the company's sustainable development report.

Technical committee

The technical committee provides a platform for the CEO to discuss the company's strategy, performance against targets, operational results, projects and safety. The committee also informs the board of key developments, progress against objectives and challenges facing operations. The company's strategic plans are considered by the committee and recommended for approval to the board. The committee also provides guidance and support to management to ensure the company remains sustainable and successful.

At 30 June 2012, the members of this committee were:

- André Wilkens (chairman) – member and chairman since 22 January 2008
- Ken Dicks – member since 13 February 2008
- Cathie Markus – member since 12 August 2011

Empowerment committee

At a meeting on 7 May 2012, the board resolved that the empowerment committee be incorporated into the social and ethics committee to avoid a duplication of duties.

At 7 May 2012, the members of this committee were:

- Joaquim Chissano (chairman) – member and chairman since 3 May 2006
- Cathie Markus – member since 29 October 2007
- Modise Motloba – member since 3 May 2006
- Mavuso Msimang – member since 3 May 2011
- David Noko – member since 12 August 2011

Board and committee meetings attendance

	Board	Audit and risk committee	Nomination committee	Remuneration committee	Technical committee	Investment committee	Social and ethics committee	Empowerment committee[1]
Number of meetings held	**4**	**5**	**3**	**4**	**5**	**4**	**5**	**4**
Patrice Motsepe (chairman)	4	–	3	–	–	–	–	–
Modise Motloba (deputy chairman)	4	3	3	–	–	–	5	3
David Noko[2]	4	–	–	–	4	–	4	3
Joaquim Chissano	3	–	2	–	–	–	4	3
Fikile De Buck	4	3	3	2	–	–	3	–
Ken Dicks	4	–	–	–	5	4	–	–
Simo Lushaba	4	5	–	4	–	4	–	–
Cathie Markus[3]	4	–	–	2	4	4	5	4
Cedric Savage[4]	2	3	–	2	2	2	–	–
André Wilkens	4	–	–	4	5	4	–	–
Mavuso Msimang	4	–	–	–	–	–	4	4
John Wetton[5]	4	5	–	3	–	3	4	–
Graham Briggs	4	–	–	–	–	–	–	–
Frank Abbott	4	–	–	–	–	–	–	–
Mashego Mashego	4	–	–	–	–	–	–	–
Hannes Meyer[6]	3	–	–	–	–	–	–	–

[1] *Effective until 7 May 2012*
[2] *Resigned on 19 June 2012*
[3] *Appointed as member of the technical and remuneration committees during the course of FY12*
[4] *Retired by rotation on 30 November 2011*
[5] *Appointed as member of the investment, remuneration and social and ethics committees during the course of FY12*
[6] *Resigned on 14 March 2012*

HARMONY IN BRIEF
ANNUAL REVIEWS
OPERATIONAL REVIEW
GEOLOGY
EXPLORATION
MINERAL RESOURCES AND RESERVES
GOVERNANCE
FINANCIALS AND ADMINISTRATION

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Corporate governance continued

Harmony integrated annual report 2012

Code of ethics

Harmony concentrates on instilling and maintaining the highest levels of integrity in conducting its business. Through a process of constructive employee engagements, Harmony has enshrined the following values as those to which the company and its employees subscribe: safety, accountability, achievement, connectedness and honesty. See the sustainable development report.

Harmony’s code of ethics www.harmony.co.za was adopted to respond to the challenge of ethical conduct in the business environment. The code is reviewed annually by the board and its application is monitored by management. All employees (including contract employees), directors or officers and service providers/suppliers are expected to abide by the code. The company’s ethics programme is subject to independent assurance by means of inclusion in the internal audit coverage plan.

An ethics committee was established six years ago by the executive committee to monitor the ethical culture and standards of integrity in Harmony, and reports to the social and ethics committee of the board. The ethics committee meets quarterly, and oversees the monitoring and application of the company’s ethics programme.

Harmony has a dedicated, 24-hour crime line (Khuluma) which is managed by an external security contractor. Alleged irregularities can be reported anonymously via the crime line or reported to management. All cases are logged, investigated and monitored by the white-collar crime committee. During the year, two alleged irregularities were reported via the crime line. The matters were investigated which revealed that the allegations were unfounded. Harmony protects the identities of employees who report non-compliance with the code of ethics and encourages stakeholders to use the company’s crime line or any of the other available reporting structures. The Khuluma crime line number is 0800 811 811.

Restrictions on share dealings

Employees and directors are prohibited from dealing in Harmony shares during price-sensitive periods. The company secretary regularly distributes written notices, via email, to advise employees and directors of restricted periods. Employees are obliged, in terms of regulatory and governance requirements, to disclose any dealings in Harmony shares by themselves or related parties. The clearance procedure for directors to deal in Harmony shares is regulated in terms of the company’s policy on trading in shares.

Company secretary

Harmony’s company secretary plays an active role in achieving good corporate governance, supporting the chairman and the board in, inter alia:

Ensuring the effective functioning of the board

Providing guidance to the chairman, board and directors of Harmony’s subsidiaries on their responsibilities and duties in the prevailing regulatory and statutory environment

Raising matters that may warrant the attention of the board.

The company secretary assists in ensuring that the board’s decisions and instructions are clearly communicated to the relevant stakeholders, and is available as a central source of guidance and advice in Harmony on matters of ethics. The company secretary is actively involved in preparing the integrated annual report. Riana Bisschoff was appointed group company secretary on 1 March 2012.

The company secretary is fully supported by the board and management.

Harmony’s existing operational reporting structure is as follows:

The board

Executive directors

CEO: Graham Briggs

FD: Frank Abbott

Mashego Mashego

Non-executive directors

SE-ASIA OPSCO TEAM

SA OPSCO TEAM

Executive team

CEO SE-Asia: Johannes van Heerden (SE-Asia OPSCO)

SA COO: Tom Smith (SA OPSCO)

Executive human resources: Anton Buthelezi1

Executive: mineral resources development and growth: Jaco Boshoff2

Executive: legal, governance and ethics: Pheello Dikane

Executive: environment: Melanie Naidoo-Vermaak

Executive: safety and health: Alwyn Pretorius3

Executive: corporate and investor relations: Marian van der Walt

Executive: risk management and services improvement: Abré van Vuuren

1 Anton Buthelezi was appointed executive: human resources on 1 October 2011.

2 Jaco Boshoff is the chief operating officer of Evander in addition to his current responsibilities.

3 Alwyn Pretorius was appointed executive: safety and health on 1 August 2011.

Harmony integrated annual report 2012

Management committees

Certain members of the executive management committee belong to the following management committees:

Committee name Members Purpose and function

Group operational committee

Chief operating officer and group operations teams

Review operations, safety performance, environmental issues and human resources

Operations committee

Chief operating officer, group operations teams and general managers

Oversee the execution of detailed shaft plans, employee relations, procurement, costs, cash flow

Shaft review committee

Chief operating officer, shaft teams and members of the executive

Review shaft-specific operational performance, major capital expenditure and forecasts

Ethics committee

Human resources executive, corporate and investor relations executive, risk management executive, government relations executive and legal and compliance executive

Monitor the ethical culture and levels of integrity

Tender committee

Group engineering manager; supply chain manager; central finance manager; group metallurgical engineer; general security manager; mining manager; group services manager; enterprise development manager

Monitor all procurement procedures and review increases on contract items

White collar crime committee

Heads of services departments or senior appointed members of each department as alternative

Investigate findings of investigations done by the security department on confidential reports received pertaining to code of ethics violations, fraud, corruption and inappropriate behaviour by employees and/or approved Harmony vendors/ suppliers. Some matters are referred to the ethics committee for consideration

Risk management committee

Chief operating officer, financial director, risk manager and head of internal audit

Oversight of risk management

SOX steering committee

Heads of services departments, financial manager, head of internal audit and financial director

Review of SOX compliance

Payroll steering committee

Chief executive officer, financial director, executive: human resources, senior management, members of the human resources, payroll, finance and IT departments

Investigate/analyse the payroll control environment with the objective of addressing/ resolving the weaknesses within the control environment; which includes process as well as technology aspects within the control environment

IT steering committee

Financial director, chief information officer, risk manager, head of internal audit as well as senior financial and payroll management

Oversee IT governance, including the performance of IT as well as IT investments commensurate with the organisation’s strategic and sustainability objectives

FINANCIALS AND ADMINISTRATION

GOVERNANCE

MINERAL RESOURCES AND RESERVES

EXPLORATION

GEOLOGY

OPERATIONAL REVIEW

ANNUAL REVIEWS

HARMONY IN BRIEF

Corporate governance continued

Harmony integrated annual report 2012

Memorandum of incorporation

In terms of the Act, the company’s current memorandum of incorporation will be replaced with a revised memorandum of incorporation on or before 1 May 2013. The company’s proposed memorandum of incorporation, a summary of which is attached to the notice of annual general meeting (AGM), will be presented to shareholders for approval at the AGM to be held on 28 November 2012. A copy of the new memorandum of incorporation is available for inspection on the company’s website at www.harmony.co.za (also see the AGM notice).

Risk management

Management is responsible for implementing effective risk management processes. This is overseen by the audit and risk committee on behalf of the board. A comprehensive report on risk management appears on pages 24 to 25.

Information technology

In line with King III, Harmony has conducted a gap analysis and further strengthened its governance structures, processes and policies on information technology. The report on IT can be found on page 175.

Internal control

Ensuring appropriate levels of authority and responsibility are in place for all eventualities remains a key area of focus, with substantial focus on internal controls.

The company’s system of internal control is designed to identify, evaluate and manage material misstatement and loss. The company’s system of internal financial control is designed to provide assurance of proper accounting records and reliable financial information for management decision-making and for publication. Any detected control weaknesses are communicated to management and appropriately remediated. Significant matters are reported to the audit and risk committee.

Management is developing a combined assurance framework to expand the existing compliance-based assurance plan to a risk-based assurance plan. This will further strengthen existing assurance activities and address appropriate integration and coordination of various assurance roles in the company.

Internal audit

The board is accountable for Harmony’s system of internal control, designed to provide reasonable assurance against material misstatement and losses. Management is responsible for maintaining a sound system of internal control and reviewing its effectiveness. The internal audit function is responsible for assisting the board and management by independently reviewing the adequacy and effectiveness of Harmony’s system of internal control. Significant findings are reported to the audit and risk committee and follow-up audits are conducted in areas where significant internal control weaknesses are found.

Harmony has an in-house internal audit function in a co-sourced arrangement to provide assurance on the effectiveness of governance, risk management and the internal control environment.

The purpose, authority and responsibility of the internal audit function are formally documented in the internal audit charter as approved by the audit and risk committee. The head of internal audit reports jointly to the chairman of this committee and the financial director.

External audit

The appointment of external auditors is undertaken under the auspices of the audit and risk committee in accordance with the provisions of the Act. To maintain their credibility and effectively fulfil their primary role as the financial auditors of Harmony, the external auditors are required to be independent of the group, both in fact and in appearance. The provision of extensive levels or certain types of other services to the group may impair their independence or be perceived to do so. The audit and risk committee therefore approved an external audit non-audit services policy to regulate its views on auditor independence in terms of providing statutory audit services as well as non-audit services.

The auditing firm, PricewaterhouseCoopers Inc, was engaged to undertake the following non-audit activities during the year:

Corporate tax compliance services – assistance with 2009 IT10 review

Corporate tax compliance services (IT4 and T10) – taxpac licences

Sustainability – assuring selected key performance indicators reported in the 2012 integrated report and sustainability report

Sustainability – clearance of non-conformances (ISO 14001).

Sarbanes-Oxley

Full details of Sarbanes-Oxley processes and compliance are reported in the Form 20-F for the financial year 2012 under item 15 thereof. Refer to Harmony’s website to download the Form 20-F www.harmony.co.za. The Form 20-F for FY12 will be filed and available on our website towards the end of October 2012.

Stakeholders

Harmony is committed to maintaining a positive relationship with all its stakeholders and communicates regularly with shareholders and other stakeholders on its financial and operational performances, and strategy. Detailed information is provided in the separate sustainability report at www.harmony.co.za.

Information management and access to information

Harmony complies with the Promotion of Access to Information Act of 2000 (PAIA). The company’s information manual can be found on its website at www.harmony.co.za. The company received no requests for information in terms of PAIA during the year.

Harmony integrated annual report 2012

Information technology (IT) governance report

Recognising that IT is integral to doing business today, and fundamental in supporting the sustainability and growth of our company, the Harmony IT division uses industry best practices to ensure security and control over all information, as well as information and communication technology (ICT) assets.

IT governance and King III

Harmony subscribes to the King III principles on operating all IT functions and related projects for the group. To continuously improve our levels of compliance, a King III status review was conducted by Harmony internal audit and KPMG Inc, and recommendations are being addressed.

As part of this process, we are optimising existing practices in our IT function. Our IT governance programme includes developing frameworks and controls as well as independent reviews of strategic investments and other related requirements. Project-specific steering committees guide all crucial technology-related projects.

IT risk management and sustainability

Accurate, reliable and timely information is essential for effective reporting and appropriate management of our business. Equally, the rapid evolution and obsolescence of technology remains a constant challenge. While innovative technologies introduce new capabilities and benefits to a business, they also introduce new risks, which are handled with care.

Risk management

Harmony’s IT processes and methodologies ensure data is generated, used and maintained securely and sustainably, against key objectives:

Secure and properly controlled: The information and system security is tested and updated regularly, and appropriate measures taken to account for emerging threats. Initiatives are under way to ensure greater control in sharing and storing information by Harmony to reduce risk and manage licensing and hardware costs for the organisation.

Reliable and available: Harmony IT strives to ensure maximum reliability and availability of all systems and services to the business, using preventative maintenance to prolong service life, and regularly reviewing procedures to safeguard the integrity of both systems and data.

Harmony’s ICT environment is governed by a number of formalised policies, most importantly the end-user security standard, which has been designed to mitigate risks identified in the IT risk register underlying the company’s enterprise risk management strategic risk register.

Identified IT risks, and how they are managed, include:

Physical access to IT facilities: Access is restricted to authorised personnel and requires appropriate identification and authentication. Harmony data centres are controlled with conventional electronic and biometric access control.

Access control to business systems and supporting infrastructure: A password function defines minimum system security requirements for the Harmony user domain and key business applications. A control process is in place for key business applications, and all controls are periodically reviewed.

Security of IT environment: The security and integrity of business systems and supporting infrastructure are continually monitored.

Availability and continuity of IT systems and services:

Backup and recovery solutions control and execute daily backup of all critical data to on-site storage mediums, supplemented by weekly dispatch to a professional external off-site facility for storage. A supplementary data centre was commissioned in Welkom to serve as a disaster recovery site for all business-critical systems from the main data centre in Randfontein. Harmony data centres incorporate industry-standard design and use environmental monitoring, fire suppression and clean power supply systems to reduce the likelihood of loss of information assets and ensure service.

Unauthorised changes and managing authorised changes: A formal and standardised change control procedure is enforced across all business systems and supporting infrastructure. The process is managed by a change advisory board that meets weekly to review and approve the release of all system changes.

Sustainability of systems

The sustainability of Harmony’s systems revolves around providing systems and services that serve Harmony appropriately and are consistent with its corporate strategy and cost-conscious focus. These include:

Performance orientation (systems and people):

Harmony IT provides services and systems that are important to the continued performance of the organisation and its operations. Any absence or substandard performance could have safety and operational implications. Regular monitoring by qualified technical staff ensures systems align to company requirements.

Scalable, flexible platforms: Our ‘virtualisation’ principle enables IT systems to be scaled up or reduced rapidly as required, and in line with international best practice and industry trends.

Cost-efficiency: Harmony IT invests in proven technologies that meet strict performance criteria but with a constant focus on limiting the cost by working with service providers.

Appropriate to the needs of the company: A systems implementation lifecycle methodology guides Harmony in prioritising its business and process requirements before deciding about technology.

Planning for the future: Harmony IT management plans for the future in line with provisions specified in the group IT strategy, and the evolving needs of various parts of the company.

FINANCIALS AND ADMINISTRATION

GOVERNANCE

MINERAL RESOURCES AND RESERVES

EXPLORATION

GEOLOGY

OPERATIONAL REVIEW

ANNUAL REVIEWS

HARMONY IN BRIEF

Remuneration report

Harmony integrated annual report 2012

Harmony recognises that the principles of equity and fairness, coupled with a competitive and balanced remuneration strategy, lead to enhanced organisational performance – benefiting all stakeholders.

Remuneration committee

The primary purpose of the remuneration committee is to ensure the company’s directors and executive managers are fairly rewarded for their individual contributions to Harmony’s performance. The committee primarily assists the board on, inter alia, monitoring, reviewing and approving Harmony’s compensation policies and practices, and administering the company’s share incentive schemes. The committee has an independent role, operating as an overseer and making recommendations to the board for its consideration and final approval. The committee does not assume the functions of management, which remain the responsibility of the executive directors, officers and members of senior management.

In remunerating executive managers, the committee considers the interests of shareholders and the financial and commercial health of the company. None of the committee members has any personal interest in the outcome of these decisions. A majority of the members are independent non-executive directors.

The committee recently reviewed the salaries of executive management and non-executive directors’ fees and obtained the advice of an independent compensation consultant, at the group’s expense. The independent consultant also administers the company’s Tlhakanelo employee share incentive scheme. The work of the compensation consultant did not raise any conflict of interest. The consultant reported that executive management’s salaries required some adjustment to align these with industry benchmarks. The committee considered this report and made a recommendation to the board, which the board approved post year-end, effective 1 August 2012. In addition, the committee’s recommendation that non-executive directors’ fees be adjusted in line with industry benchmarks was approved by the board for recommendation to shareholders.

Harmony’s formal remuneration and incentive awards strategy, adopted by the board and presented to shareholders for consideration on a non-binding advisory vote at the annual general meeting in 2011, is unchanged, except for the inclusion of the Tlhakanelo Employee Share Trust. The company’s remuneration and incentive awards strategy will again be presented to shareholders for their consideration at the 2012 annual general meeting.

At 30 June 2012, the members of this committee were:

Cathie Markus (chairman) (independent non-executive director) – member and chairman from 30 November 2011

Simo Lushaba (independent non-executive director) – member since 5 August 2005

André Wilkens (non-independent non-executive director) – member since 7 August 2007

Fikile De Buck (independent non-executive director) – member since 29 October 2010

John Wetton (independent non-executive director) – member since 12 August 2011.

The chief executive officer, financial director, executive: government relations and executive: human resources were invited to attend all meetings.

Reward strategy

The objective of Harmony’s reward strategy is to enable the business to:

Recruit high-performing skills from a limited pool of talent

Retain competent employees who continuously enhance business performance

Reinforce, encourage and promote superior performance

Direct employees’ energies and activities to achieving key business goals

Achieve most effective returns (employee productivity) for total employee spend

Embrace diverse needs of employees in building the Harmony culture.

To achieve this, Harmony rewards employees in a way that fairly reflects the dynamics of the market and the context in which it operates. All components of the reward strategy are aligned to Harmony’s strategic direction, business-specific value drivers and operational results.

Reward strategy – design principles

The principles that govern Harmony’s reward strategy include:

Competitive pay levels: Harmony is committed to paying packages that are competitive relative to the target labour market

Pay for performance: remuneration practices reward high-performing employees for their contribution to the company

Harmony integrated annual report 2012

Internal equity: remuneration differentiation between employees is based on criteria that are fair and objective

Cost management: Harmony manages the total cost of employment for all employees

Holistic approach: Harmony has adopted an integrated approach to reward strategy – a balanced design that includes:

- Guaranteed pay

- Short-term incentive pay

- Long-term (share-based) incentive pay

- Performance management

- Employee growth and development

- Non-financial rewards and recognition

Regular revision: Harmony recognises that the reward strategy and resultant remuneration policies are dynamic and should be reviewed regularly to ensure practices keep pace with both the company’s objectives and market practices

Communication: Harmony is committed to ensuring employees are aware of the company’s reward strategy.

Guaranteed pay

In reviewing and approving levels of guaranteed pay, the committee ensures these reflect the market sector in which Harmony operates, and the contribution of employees, particularly senior executives and executive directors.

To compete effectively for skills in a challenging employment market, Harmony identifies the target market, those organisations or companies from which skills are acquired, or to which skills are lost. Operational and technical comparisons are made predominantly to the mining and resources market, while more general comparisons are made to the national market and, at executive level, to top executive surveys.

For all positions other than those for which specific premiums are deemed appropriate due to scarcity or criticality of skills, Harmony aims for guaranteed pay levels relative to the market median of the target market.

In the context of guaranteed pay, all other benefits including pensions, benefits-in-kind and other financial arrangements are scrutinised to ensure they are justified, appropriately valued and suitably disclosed. Additionally, Harmony ensures guaranteed pay is a sufficient proportion of total remuneration to allow a fully flexible incentive scheme to operate.

Short-term incentive pay

The remuneration committee ensures Harmony’s directors and senior executives are fairly rewarded for their individual contributions to overall performance. In September 2006, the committee approved an annual incentive scheme as part of Harmony’s reward philosophy to benefit executive directors and members of management. This scheme was revised in 2010 to provide twice-yearly incentive bonuses for all management employees applying to corporate, Harmony central services, medical services and central operations; and quarterly incentive bonuses for designated shaft management team members as well as regional operations management teams.

Although bonuses are payable bi-annually and quarterly, they still relate to performance against annual objectives consistent with long-term value for shareholders, with both business and corporate performance targets, financial and non-financial, and tailored to the needs of the business. They are reviewed annually to ensure they remain appropriate.

While Harmony’s fundamental aim is to generate profit for its shareholders while continuing to grow, it is equally committed to ensuring that the safety, health and well-being of its employees is a primary area of focus. Therefore remuneration is linked to safety performance at all levels of the organisation to reinforce safety as a top priority.

Minimum levels of financial and operational performance are also included, with targets for threshold, expected and stretch levels of performance set and robustly monitored. Performance drivers are not duplicated, and a balance is struck between the need to reward success over the short and long term.

Scorecards of multiple targeted performance measures are used to avoid manipulation of results or poor business decisions. Currently, the principles of the scheme are based on the key targets of improvements in safety, and performance against budget targets for: kilograms of gold produced, underground grade, cash cost and capital expenditure.

Throughout, the remuneration committee satisfies itself on the accuracy of recorded performance measures that govern vesting of incentives. Risk-based oversight of bonuses payable is exercised to ensure behaviours contrary to the company’s risk management strategy are eliminated.

Occasionally, external factors impacting performance outside the control of participants may be accommodated to a limited extent for executives (with board discretionary approval), but may be more generously applied at lower levels in the organisation (with executive committee discretionary approval).

Long-term (share-based) incentives

Harmony has implemented various share option schemes in the past, but since implementation of the 2006 share plan, no options have been or will be issued in terms of these schemes. Options granted prior to the 2006 share plan remain open for acceptance for ten years after the date of grant, subject to the terms of the relevant option scheme.

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Remuneration report continued

Harmony integrated annual report 2012

The Harmony 2006 share plan

The Harmony 2006 share plan (the plan) was adopted by shareholders at the annual general meeting on 10 November 2006 and subsequently amended at the annual general meeting held in Johannesburg on 1 December 2010 to bring it in line with amendments to the JSE Listings Requirements. The board of directors resolved in September 2012 to further amend the plan to align it with the Companies Act 2008. These amendments were permissible in terms of the plan without prior approval by shareholders.

The plan incorporates: equity-settled share appreciation rights, performance shares and performance-allocated restricted shares. The plan is in line with global and South African best practice, and rewards the required attributes of shareholder alignment and long-term, sustained performance.

In terms of the plan, executives and senior managers of Harmony and its subsidiaries and associates are awarded rights to receive shares in Harmony, when time and performance conditions have been met, the awards have vested and, in the case of share appreciation rights (SARs), the rights have been exercised.

Annual allocations of SARs, awards of performance shares, and grants of restricted shares are governed by Harmony’s reward strategy in which, inter alia, the ‘expected value’ of long-term incentive rewards is set for defined categories of executive and senior management. Participation is restricted to full-time employees and executive directors, and is subject to appropriate limits for individual participation.

Annual offers are made as this reduces the risk of unanticipated outcomes due to share-price volatility and cyclical factors, allows the adoption of a single performance measurement period and lessens the possibility and impact of ‘underwater’ share appreciation rights or excessive windfall gains. There is no repricing or surrender and regrant of any offers. The rules of the scheme provide that share awards are not granted in a closed period and no backdating of awards is allowed.

Rewards are settled in shares. However, participants are able to receive, via the company-appointed share scheme administrators, cash from the sale of the shares, less tax payable.

Performance conditions governing vesting of the scheme instruments include growth in earnings above inflation, targeted operational performance, and comparative financial/share performance against a peer group or index.

They are designed to be challenging but achievable and are linked to the company’s medium-term business plan over three-year performance periods.

A summary of the main elements of the current share plan and performance conditions is set out below. Performance conditions for subsequent awards may use different performance measures and targets, but will be no less challenging in the context of the prevailing business environment.

Share appreciation rights scheme (SARs)

Eligible employees receive annual allocations of share appreciation rights, which are rights to receive shares equal to the value of the difference between the exercise and allocation price, less tax payable on the difference.

Vesting of SARs is phased and subject to performance conditions specified in the allocation letter. Currently, vesting occurs in equal thirds on the third, fourth and fifth anniversary of the allocation, subject to a performance condition tied to the company’s performance in headline earnings per share (HEPS) above inflation.

Performance share plan (PSP)

Eligible employees receive annual conditional awards of a maximum number of performance shares.

The conditional award vests after three years if performance conditions have been satisfied. Specific performance conditions are stated in the award letter.

Performance criteria since November 2009 for senior management are:

50% of the number awarded is linked to the annual gold production of the company against targets set annually

50% of the number awarded is linked to the South African Gold Index.

Performance criteria for management since November 2010:

70% of the number awarded is linked to the annual gold production of the company against targets set annually

30% of the number awarded is linked to the South African Gold Index.

Although performance shares vest in the third year, performance against the two selected metrics is assessed annually and locked in for three discrete and equal segments of each award.

Harmony integrated annual report 2012

On vesting of the conditional award, the company procures the delivery of shares to settle the after-tax value of the vested portion of the award. Conditional awards that do not vest at the end of the three-year period lapse.

Performance allocated restricted share plan (RSP)

Periodically, eligible employees may be granted a number of restricted shares and matching performance shares at the discretion of the board, based on their individual performance in the preceding year, or future worth or value to the company. The quantum and balance between restricted shares and matching performance shares is at the discretion of the board.

Restricted shares vest three years from the grant date, at which point the participant has 30 days to elect to exercise them. A request to exercise must be in writing and is subject to board approval. If the participant decides not to exercise all or a portion of the restricted shares on vesting, or does not react within 30 days from the vesting date, these shares remain restricted for a further three years, but are supplemented by a matching grant of restricted shares. All restricted shares are then only settled after the end of a further three-year period.

The employee share option scheme (ESOP)

At the company’s annual general meeting on 1 December 2010, shareholders approved the implementation of the ESOP via a trust now known as the Tlhakanelo Employee Share Trust (trust).

The ESOP is an equity-settled share incentive and share appreciation right (SAR) scheme in terms of which:

A total maximum threshold of 12 864 000 ordinary shares subdivided into (i) 4 288 000 ordinary shares in the share capital of the company (scheme shares) at par value; and (ii) 8 576 000 SARs have been made available for offer to more than 33 000 Harmony current and future qualifying employees (qualifying employees) in the ratio of 1 scheme share to 2 SARs, subject to the terms and conditions of the deed of trust (trust deed)

The scheme shares and SARs allocated to qualifying employees (participants) will vest in equal tranches on each anniversary of the relevant allocation date

Upon vesting of scheme shares, the participants will be entitled to take delivery of the vested scheme shares

Upon the vesting of SARs, the participants will be entitled to receive a number of ordinary shares in the share capital of the company (entitlement shares) and/or a cash bonus.

The number of entitlement shares which a participant will be entitled to receive will be determined by reference to the appreciation of the share price between the offer date of the SARs (offer date) and the vesting date (vesting date), subject to a maximum appreciation value of R32. To the extent that the share price:

– appreciates less than R18 but more than zero between the offer date and vesting date, the participant will, in addition to receiving entitlement shares, receive a cash bonus equal to the difference between R18 and the appreciation of each vested SAR

– depreciates between the offer date and vesting date, the participant will not be entitled to any entitlement shares but will instead receive a cash bonus of R18 per vested SAR, collectively referred to as the cash bonus

Prior to vesting, participants are entitled to elect to either (i) receive their vested scheme shares and/or entitlement shares or (ii) have their vested scheme shares and/or entitlement shares sold on their behalf and to receive the net proceeds of such sale.

Shareholders will be requested to approve amendments to the trust deed at the annual general meeting to be held on 28 November 2012. Further details can be found in the notice of the annual general meeting.

Reward strategy – pay-mix considerations

The remuneration committee ensures that the mix of fixed and variable pay, in cash, shares and other elements, meets the company’s needs and that incentives are based on targets that are stretching, verifiable and relevant.

Pay mix is defined as the balance targeted between the major components of remuneration, namely:

Total cost to company guaranteed pay (TCTC)

Variable pay for performance

– Bonuses derived from cash incentive bonuses

– The expected value derived from offers in terms of a long-term (share-based) incentive plan (LTIP).

Expected value is defined as the present value of the future reward outcome of an allocation/award/grant, given the targeted future performance of the company and its share price. It should not be confused with the term ‘fair value’ which is used to establish the accounting cost in the company’s financial statements. Neither should it be confused with the term ‘face value’ which is used to define the current value of the underlying share at the time of allocation/award/grant.

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